Exhibit 99.1

	FOR:	OshKosh B'Gosh, Inc.

	CONTACT:	David L. Omachinski President and Chief Operating Officer, OshKosh B'Gosh, Inc. 920-232-4140

OR

Michael L. Heider Vice President Finance, Treasurer and Chief Financial Officer OshKosh B'Gosh, Inc. 920-232-4418
For Immediate Release
	CONTACT:	Investor Relations Cara O'Brien/Melissa Myron/Rachel Albert Financial Dynamics 212-850-5600

OSHKOSH B'GOSH, INC. REPORTS FOURTH QUARTER 2004 RESULTS
~ Fourth Quarter Sales Increased 10.6% ~

~ Gross Margin Improved 940 Basis Points ~

Oshkosh, WI -- February 2, 2005 -- Oshkosh B'Gosh, Inc. (NASDAQ:GOSHA), today reported financial results for its fourth quarter and year ended January 1, 2005.

Fourth Quarter Results

For the fourth quarter, net sales increased 10.6% to $120.9 million compared to $109.3 million last year. The Company's retail comparable store sales increased 10.5% primarily due to strong sell-through and improved inventory management. As a result, retail net sales for the fourth quarter were $85.3 million versus $76.3 million last year. Wholesale sales contributed $35.2 million compared to $32.5 million last year. During the quarter, the Company opened six lifestyle stores, ending the quarter with 175 total retail locations.

Gross margin increased a significant 940 basis points to 41.5% from 32.1%. The improvement is a result of a considerably lower level of "closeout" promotional sales, more efficient supply chain execution, a continued sales mix shift towards higher margin retail sales, and a comparison to a particularly disappointing gross margin performance in the fourth quarter of 2003. Selling, general and administrative expenses increased to $40.8 million from $37.5 million primarily due to investments in the lifestyle store concept. Net income increased to $8.6 million, or $0.73 per diluted share, compared to net income of $1.0 million, or $0.08 per diluted share, last year.

Year End Results

For the full year, net sales were $398.7 million compared to $417.3 million last year. Gross margin for the year increased 360 basis points to 39.8% from 36.2% last year. Net income for the full year was $13.8 million, or $1.17 per diluted share, versus net income of $7.2 million, or $0.60 per diluted share, for the full year last year.

Douglas W. Hyde, Chairman and Chief Executive Officer, said, "We are very pleased with our financial results for the fourth quarter, a period in which we generated year-over-year improvements in almost every aspect of our business, including our top line, gross margin and net income. Over the course of the year we achieved our objectives to stabilize our core wholesale and outlet store businesses and further revitalize the OshKosh B'Gosh brand. Additionally, our updated product offering was well received by consumers resulting in higher unit average selling prices and improved sell-through, particularly in our outlet stores."

Lifestyle Store Strategy

After closely reviewing the results of the Company's adult apparel offering as well as conducting numerous market studies, the Company has decided to revise its lifestyle store concept to include only children's apparel and accessories. Previously, the Company positioned its retail concept as a family lifestyle store where consumers could shop for adult and children's apparel and home accessories.

By Fall 2005 the Company's 15 existing family lifestyle stores will be converted to offer exclusively children's apparel and accessories. The Company anticipates that any related markdowns and costs will not significantly impact margins due to the limited number of current lifestyle stores. The Company will refine the children's only format in its existing lifestyle stores before entering into new markets. As such, the previously planned Mall of America location will be the only lifestyle store to open in calendar 2005.

Mr. Hyde continued, "While we are revising the lifestyle store concept to target only children, our fundamental strategy and plans for long-term future growth of our retail concept are still intact. Over time, we found that our sales and margins have been significantly stronger in our children's department, and we are confident that in shifting our focus exclusively to kids, we will be able to grow the lifestyle store concept successfully. We see the children's lifestyle store as a viable channel for future growth and will ensure its success by leveraging our core values and rich heritage in the children's business."

Fiscal 2005 Outlook

The momentum gained during the fourth quarter in the outlet division continued into January. Based upon these early results and current visibility into other areas of the business, the Company anticipates that first quarter net sales will increase approximately 3% to 6% over last year. Additionally, the Company expects a modest year-over-year improvement in the bottom line, excluding the impact of the gain on sale of the distribution facility that was sold in the first quarter of 2004.

"While our lifestyle store concept will be growing slower than we initially planned, we are encouraged by the significant improvement in our results for the year. We are pleased with our progress in our core business and are excited about the prospects of our children's only lifestyle store concept. Finally, we are optimistic that the ongoing momentum in our business will result in a productive and profitable year in 2005." Mr. Hyde concluded.

OshKosh B'Gosh will host a webcast of its fourth quarter and year end results conference call today at 10:00 a.m., Eastern Time. Investors and the media are invited to listen to the call at the Company's web site, www.oshkoshbgosh.com. An archive of the webcast will be available on the same site.

OshKosh B'Gosh, Inc. is best known as a premier marketer of quality children's apparel and accessories, available in over 50 countries around the world. The Company is headquartered in Oshkosh, Wisconsin.

Statements contained herein that relate to the Company's future performance including, without limitation, statements with respect to the Company's anticipated financial position, results of operations or level of businesses for 2005 or any other future period, are "forward-looking statements" within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, which are generally indicated by words or phrases such as "plan", "estimate", "guidance", "project", "anticipate", "reaffirm","outlook", "the Company believes", "management expects", "currently anticipates", and similar phrases are based on current expectations only and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, projected, or estimated.

Among the factors that could cause actual results to materially differ include the level of consumer spending for apparel, particularly in the children's wear segment; risks associated with competition in the market place, including the financial condition of and consolidations, restructurings and other ownership changes in, the apparel and related products industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, price deflation in the apparel industry, and the Company's ability to remain competitive with respect to product, service and value; risks associated with the Company's dependence on sales to a limited number of large department and specialty store customers, including risks related to customer requirements for vendor margin support, as well as risks related to extending credit to large customers; risks associated with possible deterioration in the strength of the retail industry, including, but not limited to, business conditions and the economy, natural disasters, and the unanticipated loss of a major customer; risks related to the failure of Company suppliers to timely deliver needed raw materials, risks associated with importing its products into the United States under current and future customs and quota rules and regulations which are becoming more stressed, risks associated with importing its products using a global transportation matrix including a number of ports that are experiencing capacity constraints and the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with terrorist activities as well as risks associated with foreign operations including global disease management; risks related to the Company's ability to defend and protect its trademarks and other proprietary rights and other risks related to managing intellectual property issues. In addition, the inability to ship Company products within agreed time frames due to unanticipated manufacturing, distribution system or freight carrier delays or the failure of Company contractors to deliver products within scheduled time frames are risk factors in ongoing business. As a part of the Company's product sourcing strategy, it routinely contracts for apparel products produced by contractors in Asia, Africa, Mexico and Central America. If financial, political or other related difficulties were to adversely impact the Company's contractors in these regions, it could disrupt the supply of product contracted for by the Company.

The forward-looking statements included herein are only made as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Summary of Net Sales
(In millions)

	Net Sales (in millions)

	Domestic

	Wholesale	Retail	Other	Total

Three month period ended:
January 1, 2005	$35.2	$85.3	$0.4	$120.9
January 3, 2004	32.5	76.3	0.5	109.3

Increase (decrease)	$2.7	$9.0	$(0.1)	$11.6

Percent increase (decrease)	8.3%	11.8%	(20.0%)	10.6%

Twelve month period ended:
January 1, 2005	$137.8	$258.2	$2.7	$398.7
January 3, 2004	165.7	248.7	2.9	417.3

Increase (decrease)	$(27.9)	$9.5	$(0.2)	$(18.6)

Percent increase (decrease)	(16.8%)	3.8%	(6.9%)	(4.5%)

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands)
	January 1, 2005	January 3, 2004

ASSETS
Current assets
Cash and cash equivalents	$37,678	$23,931
Accounts receivable, net	12,428	16,669
Inventories	61,044	61,358
Prepaid expenses and other current assets	10,242	8,316
Deferred income taxes	7,750	10,100

Total current assets	129,142	120,374

Property, plant and equipment, net	25,768	23,696
Deferred income taxes	950	2,000
Other assets	5,168	5,855

Total assets	$161,028	$151,925

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$18,169	$16,961
Accrued liabilities	33,197	32,827

Total current liabilities	51,366	49,788

Non-current liabilities	675	725
Employee benefit plan liabilities	11,253	13,647

Shareholders' equity
Preferred stock	--	--
Common stock:
Class A	95	94
Class B	22	22
Additional paid-in capital	3,726	--
Retained earnings	96,426	87,649
Unearned compensation under restricted stock plan	(2,535)	--

Total shareholders' equity	97,734	87,765

Total liabilities and shareholders' equity	$161,028	$151,925

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Month Period Ended		Twelve Month Period Ended

	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004

Net Sales	$120,965	$109,342	$398,740	$417,272

Cost of products sold	70,794	74,249	240,180	266,119

Gross profit	50,171	35,093	158,560	151,153

Selling, general and administrative expenses	40,750	37,506	151,185	151,251
Royalty income, net	(3,959)	(3,843)	(12,972)	(11,688)
(Gain) loss on sale of assets	21	(182)	(1,140)	(158)

Operating income	13,359	1,612	21,487	11,748

Other income (expense):
Interest expense	(63)	(245)	(222)	(718)
Interest income	171	44	308	200
Miscellaneous	12	(3)	22	4

Other income (expense) -- net	120	(204)	108	(514)

Income before income taxes	13,479	1,408	21,595	11,234

Income taxes	4,854	409	7,776	4,045

Net income	$8,625	$999	$13,819	$7,189

Net income per common share
Basic - Class A	$0.75	$0.09	$1.21	$0.62
Basic - Class B	$0.65	$0.08	$1.05	$0.54
Diluted - If Converted Method	$0.73	$0.08	$1.17	$0.60

OSHKOSH B'GOSH, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)

	Twelve Month Period Ended

	January 1, 2005	January 3, 2004

Cash flows from operating activities
Net income	$13,819	$7,189
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,136	6,774
Amortization	531	598
Gain on disposal of assets	(1,140)	(158)
Deferred income taxes	3,400	(200)
Compensation earned under restricted stock plan	629	87
Income tax benefit from stock option exercises	50	321
Benefit plan expense, net of contributions	(2,394)	(446)
Changes in operating assets and liabilities:
Accounts receivable	4,241	60
Inventories	314	(4,244)
Prepaid expenses and other current assets	(1,926)	(6,631)
Accounts payable	1,208	5,054
Accrued liabilities and other non-current liabilities	320	(4,844)

Net cash provided by operating activities	25,188	3,560

Cash flows from investing activities
Additions to property, plant and equipment	(8,641)	(3,695)
Proceeds from disposal of assets	2,115	510
Changes in other assets	(386)	(421)

Net cash used in investing activities	(6,912)	(3,606)

Cash flows from financing activities
Dividends paid	(5,042)	(4,139)
Net proceeds from issuance of common shares	513	868
Repurchase of common shares	--	(8,950)

Net cash used in financing activities	(4,529)	(12,221)

Net increase (decrease) in cash and cash equivalents	13,747	(12,267)
Cash and cash equivalents at beginning of year	23,931	36,198

Cash and cash equivalents at end of year	$37,678	$23,931